Exhibit 10.3
MEXORO MINERALS LTD.
CANCELLATION OF DEBT AND RELEASE AGREEMENT
This CANCELLATION OF DEBT AND RELEASE AGREEMENT (this “Agreement”) is made as of the 23rd day of December 2009, by and between Mexoro Minerals Ltd., an entity organized under the laws of Mexico (the “Company”), Minera Rio Tinto, S.A. de C.V. (“MRT”) and Mario Ayub (“Mr. Ayub” and along with MRT, the “Releasing Parties”).
RECITALS
A. As of the date of this Agreement, the Releasing Parties claim that the Company owes the debt outstanding set forth on Schedule A attached hereto (the “Outstanding Debt”).
B. The Company and Releasing Parties have agreed that Releasing Parties shall accept certain payments and shares of the Company’s Common Stock and warrants to purchase shares of the Company’s Common Stock in full satisfaction of the Outstanding Debt as set forth herein.
C. Mr. Ayub is acquiring 386,666 shares of the Company’s common stock (the “Shares”) and 193,333 warrants to purchase shares of the Company’s common stock (the “Warrants”) pursuant to a Securities Purchase Agreement, dated as of the date hereof, by and among the Company and Mr. Ayub (“Purchase Agreement”).
NOW, THEREFORE, in consideration of the recitals and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Full Satisfaction and Forbearance.
(a) The Company agrees that as soon as reasonably practicable following the closing of the Company’s sale of the Guazapares property (the “Guazapares Closing”), it will pay the sum of $9,637.50 to MRT and the sum of $74,629.74 to Mr. Ayub (the “Initial Payments”).
(b) The Company agrees that it will pay an aggregate of $120,000 to Mr. Ayub in equal monthly installments, with payments beginning January 15, 2010 and continuing on the 15th day of each month thereafter for a period of one year (the “Deferred Payments”), provided however if the Guazapares Closing has not occurred prior to January 15, 2010, then the Deferred Payments shall begin on the 15th day of the first month following the Guazapares Closing.
(c) The Company agrees to issue the Shares and Warrants to Mr. Ayub pursuant to the terms of the Purchase Agreement (the “Securities Issuance”).
(d) The Releasing Parties agree that the Initial Payment, the Deferred Payments and the Securities Issuance will be made by the Company to the Releasing

Parties in full satisfaction of the Outstanding Debt, including any and all accrued interest with respect to the Outstanding Debt.
2. Release by Releasing Parties. Except with respect to the Initial Payments, the Deferred Payments and the Securities Issuance, execution of this Agreement will automatically, by operation of this Agreement and without any further action on the part of the Company or Releasing Parties, effect a release and discharge by the Releasing Parties of the Company and their affiliates and past, present and future officers, directors, shareholders, employees, agents, successors and assigns from all manner of action, cause and causes of action, suits, debts, sums of money, accounts, covenants, controversies, agreements, promises, damages, judgments, executions, costs, expenses, rights, claims or demands whatsoever, at law or in equity, existing at the date thereof, at any time before the date thereof, or thereafter arising, both anticipated and unanticipated, known and unknown, contingent and non-contingent, liquidated and non-liquidated, that Releasing Parties have had, now has, then has or may have against the Company or its affiliates or past, present or future officers, directors, shareholders, employees, agents, successors or assigns by reason of any cause or thing, arising or to arise, out of the Outstanding Debt and any and all agreements, purchase orders, invoices or other arrangements, written or oral, with respect to the relationship between the Company and the Releasing Parties. For purposes herein, “Releasing Parties” shall be deemed to include any affiliate of the Releasing Parties.
3. Waiver. The Releasing Parties hereby irrevocably waive their rights under any applicable statute, rule, regulation, legal principle or legal doctrine that provides that a general release does not extend to claims which a releasing party does not know or suspect to exist in its favor at the time of executing such release, which if known by the releasing party would have materially affected its settlement with the released party, including, without limiting the generality of the foregoing, the provisions of Section 1542 of the California Civil Code, to the extent deemed applicable, which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
4. Other Agreements. Notwithstanding anything contained in this Agreement, all terms of (a) the Definitive Agreement for the Development of the Cieneguita Project, dated February 6, 2009, entered into between the Company and MRT, as amended, (b) the Consulting Agreement, dated September 21, 2009, by and between the Company and MRT Investments Ltd., and (c) the Acknowledgement and Agreement, dated December 23, 2009, by and among the Company, Mario Ayub, MRT and the other parties names therein, shall remain in full force and effect.
5. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF CALIFORNIA (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE CALIFORNIA PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING, WITHOUT LIMITATION, MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.

6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.
7. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
8. Captions. The captions contained in this Agreement are for the convenience of the parties hereto and shall not be deemed or construed as in any way limiting or extending the language of the provisions to which such captions refer.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

THE COMPANY:	MEXORO MINERALS LTD.
	By:	/s/ George Young
		Name:	George Young
		Title:	President

RELEASING PARTIES:	/s/ Mario Ayub
Mario Ayub

MINERA RIO TINTO, S.A. DE C.V.
	By:	/s/ Mario Ayub
		Name:	Mario Ayub
		Title:	President

Schedule A
OUTSTANDING DEBT SCHEDULE

			Amount		Amount
Account	Description	Debtor	Owed (MXN)	Fx	Owed (USD)	Total Due	Name

2100	Accounts Payable	Mexoro			16,000.00	116,000.00	Mario Ayub

2104-002-00	Loan	Sunburst *	2,522,770	0.08	194,629.66	194,629.74	Mario Ayub

2109-001-00	Loan	Sunburst *	124,919	0.08	9,637.43	9,637.50	Minera Rio Tinto

Total due under promissory notes and accounts payable						320,267.24